Exhibit 23.2

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We have issued our Report dated March 27, 2018, with respect to the consolidated financial statements of Neovasc Inc., which comprise the consolidated statements of financial position as at December 31, 2017, December 31, 2016 and December 31, 2015 and the consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the years then ended, and a summary of significant accounting policies and other explanatory information. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ Grant Thornton LLP

Chartered Accountants

Vancouver, Canada
July 5, 2018